                                                                   EXHIBIT 12.1


                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                              Fiscal Year Ended                                  39 Weeks Ended
                                         ---------------------------------------------------------------    ----------------------
                                         Feb. 1,     Jan. 30,     Jan. 29,     Jan. 28,     Feb. 3,           Oct. 28,    Nov. 2,
                                          1992         1993         1994         1995        1996               1995        1996
                                         ---------------------------------------------------------------    ----------------------
Pre-tax income (loss) from
  operations                             $   284     $13,127      $19,620      $21,141      $24,549           $ 7,060      $12,437

Fixed charges:
  Interest expenses                       45,064      18,897       18,029       22,266       22,143            16,403       15,943
  Portion of rents representative
    of interest factor (a)                 8,225       8,668        8,914        9,516       10,396             7,615        8,466
                                         ----------------------------------------------------------           --------------------
      Total fixed charges                 53,289      27,565       26,943       31,782       32,539            24,018       24,409
                                         ----------------------------------------------------------           --------------------
Earnings before income taxes
  and fixed charges                      $53,573     $40,692      $46,563      $52,923      $57,088           $31,078      $36,846

Ratio of earnings to fixed charges          1.01        1.48         1.73         1.67         1.75              1.29         1.51
                                         ==========================================================           ====================

(a) One-third of rent included in the calculation is considered an appropriate portion of rentals representative of the interest factor. Rentals include leased premises for laboratories, distribution and retailing operations and certain leased equipment, net of sublease rental income.

                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES
          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                           39 Weeks Ended November 2, 1996             Fiscal Year Ended February 3, 1996
                                      -------------------------------------------  ------------------------------------------
                                                Historical                                   Historical
                                      -------------------------------              ------------------------------
                                      Company    Pearle      Combined   Pro forma  Company    Pearle     Combined  Pro forma
                                      -------    ------      --------   ---------  -------    ------     --------  ---------
Pre-tax income (loss) from
  operations                          $12,437   ($107,317)   ($94,880)   $16,316   $24,549   ($21,597)    $2,952    $6,378

Fixed charges:
  Interest expense                     15,943      12,258      28,201     27,131    22,143     16,354     38,497    36,830
  Portion of rents representative
    of interest factor (a)              8,466       4,386      12,852     12,852    10,396      6,110     16,506    16,506
                                      -------   ---------    --------    -------   -------   --------    -------   -------
    Total fixed charges                24,409      16,644      41,053     39,983    32,539     22,464     55,003    53,336
                                      -------   ---------    --------    -------   -------   --------    -------   -------

Earnings before income taxes
  and fixed charges                   $36,846    ($90,673)   ($53,827)   $56,299   $57,088       $867    $57,955   $59,714

Ration of earnings to fixed charges      1.51      (b)         (b)          1.41      1.75     (b)          1.05      1.12
                                      =======   =========    ========    =======   =======   ========    =======   =======

(a) One-third of rent included in the calculation is considered an appropriate portion of rentals representative of the interest factor. Rentals include leased premises for laboratories, distribution and retailing operations and certain leased equipment, net of sublease rental income.

(b) Pearle's earnings before income taxes and fixed charges were insufficient to cover fixed charges by $107.3 and $21.6 million for the periods included in the periods ended November 2, 1996 and February 3, 1996 above, respectively. As a result, combined earnings before income taxes and fixed charges would have been insufficient to cover fixed charges by $94.9 million in the period ended November 2, 1996.